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                                                                    Exhibit 99.1


[LOGO]          7961 SHAFFER PARKWAY
                SUITE 5
                LITTLETON, COLORADO 80127
                TELEPHONE (720) 981-1185
                FAX (720) 981-1186

                                            Trading Symbol:  VGZ
                                            Toronto and American Stock Exchanges

_____________________________________NEWS_____________________________________

VISTA GOLD CORP. ANNOUNCES BOARD OF DIRECTORS APPROVES PAYMENT ON GUADALUPE DE LOS REYES PROPERTY, MEXICO

DENVER, COLORADO AUGUST 4, 2004 - Vista Gold Corp. (TSX & AMEX: VGZ) announces that its Board of Directors has approved a US$500,000 payment in common shares of the Corporation towards the purchase of a 100% interest in the Guadalupe de los Reyes gold project in Sinaloa State, Mexico, and a data package associated with the project and general area. Under the August 2003 purchase agreement, the aggregate purchase price is US$1.4 million and a 2% NSR-type royalty. Vista has paid US$400,000 in prior payments. The agreement provides that the current US$500,000 payment may be made in cash or common shares at the option of the Corporation. The number of shares issuable is to be determined by dividing US$500,000 by the average closing price of Vista's common shares on the American Stock Exchange over the last ten trading days immediately prior to July 31, 2004. Accordingly, the current issuance will amount to 138,428 common shares.

An additional US$500,000 in cash will be paid by way of US$100,000 payments on each of the second through sixth anniversaries of the signing of the formal agreement, with the outstanding balance becoming due upon commencement of commercial production. Vista retains the right to terminate the agreement at any time.

A resource study completed in 2003, the results of which were announced previously, reported the presence of 277,600 ounces of indicated(1) gold resource and 247,850 ounces of inferred(2) gold resource at a cutoff grade of
0.016 opt gold. The project includes significant silver values.

The Corporation is compiling and reviewing data and is considering updating a pre-feasibility study that was done by Pincock, Allen & Holt of Denver, Colorado in 1998.

"We believe the whole district needs to be consolidated, and we hold the heart of it." President and CEO Mike Richings commented. "Guadalupe de los Reyes has previously been studied for low-grade, open-pit development. Our interpretation of the deposit is that there is significant potential for high-grade material down-dip of the old workings which hasn't been adequately drill tested."

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Hycroft and Wildcat projects in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, and the Amayapampa project in Bolivia.

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(1)  CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF INDICATED
RESOURCES: This news release uses the term "indicated resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. U.S. INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ANY PART OR ALL OF MINERAL DEPOSITS IN THIS CATEGORY WILL EVER BE CONVERTED INTO RESERVES.

(2)   CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF INFERRED
RESOURCES: This news release uses the term "inferred resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great

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uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility or other economic study. U.S. INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ANY PART OR ALL OF AN INFERRED RESOURCE EXISTS OR IS ECONOMICALLY OR LEGALLY MINEABLE.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Howard Harlan at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com
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